Exhibit 99.1

Sirona Dental Systems, Inc. Fiscal 2006 Third Quarter
Earnings Release Scheduled for August 9th

BENSHEIM, GERMANY/LONG ISLAND CITY, NEW YORK – August 3, 2006 – Sirona Dental Systems, Inc. (Nasdaq: SIRO), one of the world's leading manufacturers of high-technology dental equipment, today announced that it will report its financial results for the fiscal 2006 third quarter ended June 30, 2006, on Wednesday, August 9th, 2006 at 7:00 a.m. ET, and hold its conference call later that morning, commencing at 9:00 a.m. ET.

What:	Sirona Dental Systems Fiscal 2006 Third Quarter Conference Call

When:	Wednesday, August 9, 2006 - 9:00 a.m. ET

Webcast address:	www.sirona.com, www.fulldisclosure.com, or www.streetevents.com

Dial-in numbers:	866 383 8108 (domestic), passcode # 71447150

or +1 617 597 5343 (international)

Contact:	Kevin McGrath, Cameron Associates, +1 212 245 4577

Kevin@cameronassoc.com

An audio digital replay of the call will be available from August 9, 2006, at approximately 11:00 a.m. ET until 11:59 p.m. ET on August 16, 2006, by dialing 888 286 8010 (domestic) or + 1 617 801 6888 (international) and using confirmation code # 48531850. A web archive will be available for 30 days at www.sirona.com, www.fulldisclosure.com or www.streetevents.com.

About Sirona Dental Systems, Inc.

Recognized as one of the world's leading manufacturers of high quality dental equipment and technologies, Sirona (formerly Siemens Dental) has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a complete line of dental products, including CAD/CAM restoration equipment (CEREC, inLab), digital and film-based intra-oral, panoramic and cephalometric X-ray imaging systems, dental treatment centers and handpieces. On June 20, 2006, Sirona completed its merger with Schick Technologies, which designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets, based on proprietary digital imaging technologies. Sirona is committed to creating and supporting the most advanced dental technologies in the marketplace. Sirona's worldwide headquarters are located in Bensheim, Germany, with U.S. headquarters in Long Island City, New York. Since June 21, 2006 Sirona Dental Systems, Inc. is listed on the Nasdaq National Market under the ticker symbol “SIRO”.

Visit www.sirona.com for more information about Sirona and its products.